# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: FIGMA, INC., CIK 0001579878
CUSIP: 316841105
Title of class of securities: Class A Common Stock, par value $0.00001 per share
Address of issuer's principal executive offices: 760 Market Street, Floor 10, San Francisco, California (CA), 94102
Date of event which requires filing of this statement: 09/30/2026
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001607841

## Reporting persons
- SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. ("SEQUOIA CAPITAL U.S. GROWTH FUND VIII"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 17,721,916; sole dispositive power 0; shared dispositive power 17,721,916; aggregate amount beneficially owned 17,721,916 (3.9% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P. ("SC US/E EXPANSION FUND I"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 60,000; sole dispositive power 0; shared dispositive power 60,000; aggregate amount beneficially owned 60,000 (0.1% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SC U.S. GROWTH IX MANAGEMENT, L.P. ("SC U.S. GROWTH IX MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,077,911; sole dispositive power 0; shared dispositive power 1,077,911; aggregate amount beneficially owned 1,077,911 (0.2% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SC US/E GROWTH FUND X MANAGEMENT, L.P. ("SC US/E GROWTH X MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,971,015; sole dispositive power 0; shared dispositive power 1,971,015; aggregate amount beneficially owned 1,971,015 (0.4% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SC EXPANSION FUND II MANAGEMENT, L.P. ("SC EXPANSION FUND II MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,466,852; sole dispositive power 0; shared dispositive power 1,466,852; aggregate amount beneficially owned 1,466,852 (0.3% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SEQUOIA CAPITAL FUND PARALLEL, LLC ("SCFP"): type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 70,543; sole dispositive power 0; shared dispositive power 70,543; aggregate amount beneficially owned 70,543 (0.1% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SEQUOIA CAPITAL FUND, L.P. ("SCF"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 287,072; sole dispositive power 0; shared dispositive power 287,072; aggregate amount beneficially owned 287,072 (0.1% of the class)
  Comment: Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SC US/E EXPANSION FUND I MANAGEMENT, L.P. ("SC US/E EXPANSION FUND I MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 60,000; sole dispositive power 0; shared dispositive power 60,000; aggregate amount beneficially owned 60,000 (0.1% of the class)
  Comment: 60,000 shares, of which 60,000 shares are directly owned by SC US/E EXPANSION FUND I. SC US/E EXPANSION FUND I MGMT is the general partner of SC US/E EXPANSION FUND I.
  
  Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SC U.S. GROWTH VIII MANAGEMENT, L.P. ("SC U.S. GROWTH VIII MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 17,721,916; sole dispositive power 0; shared dispositive power 17,721,916; aggregate amount beneficially owned 17,721,916 (3.9% of the class)
  Comment: 17,721,916 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
  
  Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SEQUOIA CAPITAL FUND MANAGEMENT, L.P. ("SEQUOIA CAPITAL FUND MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 357,615; sole dispositive power 0; shared dispositive power 357,615; aggregate amount beneficially owned 357,615 (0.1% of the class)
  Comment: 357,615 shares, of which 70,543 shares are directly owned by SCFP and 287,072 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.
  
  Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
- SC US (TTGP), LTD. ("SC US (TTGP)"): type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 22,655,309; sole dispositive power 0; shared dispositive power 22,655,309; aggregate amount beneficially owned 22,655,309 (4.9% of the class)
  Comment: 22,655,309 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII, 60,000 shares are directly owned by SC US/E EXPANSION FUND I, 1,077,911 shares are directly owned by SC U.S. GROWTH IX MANAGEMENT, 1,971,015 shares are directly owned by SC US/E GROWTH X MANAGEMENT, 1,466,852 shares are directly owned by SC EXPANSION FUND II MGMT, 70,543 shares are directly owned by SCFP, and 287,072 shares are directly owned by SCF. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. The general partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. The general partner of SC U.S. GROWTH IX MANAGEMENT, SC US/E GROWTH X MANAGEMENT, SC US/E EXPANSION FUND I MGMT, SC U.S. GROWTH VIII MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, and SC EXPANSION FUND II MGMT is SC US (TTGP).
  
  Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.

## Item 1. Issuer
Name of issuer: FIGMA, INC.
Address of issuer's principal executive offices: 760 Market Street, Floor 10, San Francisco, California 94102

## Item 2. Person Filing
Name of person filing:
Sequoia Capital US/E Expansion Fund I, L.P.
SC U.S. Growth IX Management, L.P.
SC US/E Growth Fund X Management, L.P.
SC US (TTGP), Ltd.
SC US/E Expansion Fund I Management, L.P.
SC U.S. Growth VIII Management, L.P.
Sequoia Capital U.S. Growth Fund VIII, L.P.
SC Expansion Fund II Management, L.P.
Sequoia Capital Fund, L.P.
Sequoia Capital Fund Parallel, LLC
Sequoia Capital Fund Management, L.P.

The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. The general partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. The general partner of SC U.S. GROWTH IX MANAGEMENT, SC US/E GROWTH X MANAGEMENT, SC US/E EXPANSION FUND I MGMT, SC U.S. GROWTH VIII MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, and SC EXPANSION FUND II MGMT is SC US (TTGP).
Address of principal business office or, if none, residence: 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025
Citizenship: Sequoia Capital U.S. Growth Fund VIII, L.P., Sequoia Capital US/E Expansion Fund I, L.P., SC U.S. Growth IX Management, L.P., SC US/E Growth Fund X Management, L.P., SC US (TTGP), Ltd., SC US/E Expansion Fund I Management, L.P., SC U.S. Growth VIII Management, L.P., SC Expansion Fund II Management, L.P., Sequoia Capital Fund, L.P., and Sequoia Capital Fund Management, L.P. are each organized under the laws of the Cayman Islands. Sequoia Capital Fund Parallel, LLC is organized under the laws of Delaware.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: 22,655,309 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII, 60,000 shares are directly owned by SC US/E EXPANSION FUND I, 1,077,911 shares are directly owned by SC U.S. GROWTH IX MANAGEMENT, 1,971,015 shares are directly owned by SC US/E GROWTH X MANAGEMENT, 1,466,852 shares are directly owned by SC EXPANSION FUND II MGMT, 70,543 shares are directly owned by SCFP, and 287,072 shares are directly owned by SCF. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. The general partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. The general partner of SC U.S. GROWTH IX MANAGEMENT, SC US/E GROWTH X MANAGEMENT, SC US/E EXPANSION FUND I MGMT, SC U.S. GROWTH VIII MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, and SC EXPANSION FUND II MGMT is SC US (TTGP).
Percent of class: 4.9%. Based on a total of 457,738,092 shares of Class A Common Stock outstanding as of October 30, 2026 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026.
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
SEQUOIA CAPITAL U.S. GROWTH FUND VIII: 17,721,916
SC US/E EXPANSION FUND I: 60,000
SC U.S. GROWTH IX MANAGEMENT: 1,077,911
SC US/E GROWTH X MANAGEMENT: 1,971,015
SC EXPANSION FUND II MGMT: 1,466,852
SCFP: 70,543
SCF: 287,072
SC US/E EXPANSION FUND I MGMT: 60,000 shares, of which 60,000 shares are directly owned by SC US/E EXPANSION FUND I. SC US/E EXPANSION FUND I MGMT is the general partner of SC US/E EXPANSION FUND I.
SC U.S. GROWTH VIII MANAGEMENT: 17,721,916 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
SEQUOIA CAPITAL FUND MANAGEMENT: 357,615 shares, of which 70,543 shares are directly owned by SCFP and 287,072 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.
SC US (TTGP): 22,655,309 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII, 60,000 shares are directly owned by SC US/E EXPANSION FUND I, 1,077,911 shares are directly owned by SC U.S. GROWTH IX MANAGEMENT, 1,971,015 shares are directly owned by SC US/E GROWTH X MANAGEMENT, 1,466,852 shares are directly owned by SC EXPANSION FUND II MGMT, 70,543 shares are directly owned by SCFP, and 287,072 shares are directly owned by SCF. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. The general partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. The general partner of SC U.S. GROWTH IX MANAGEMENT, SC US/E GROWTH X MANAGEMENT, SC US/E EXPANSION FUND I MGMT, SC U.S. GROWTH VIII MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, and SC EXPANSION FUND II MGMT is SC US (TTGP).
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
SEQUOIA CAPITAL U.S. GROWTH FUND VIII: 17,721,916
SC US/E EXPANSION FUND I: 60,000
SC U.S. GROWTH IX MANAGEMENT: 1,077,911
SC US/E GROWTH X MANAGEMENT: 1,971,015
SC EXPANSION FUND II MGMT: 1,466,852
SCFP: 70,543
SCF: 287,072
SC US/E EXPANSION FUND I MGMT: 60,000 shares, of which 60,000 shares are directly owned by SC US/E EXPANSION FUND I. SC US/E EXPANSION FUND I MGMT is the general partner of SC US/E EXPANSION FUND I.
SC U.S. GROWTH VIII MANAGEMENT: 17,721,916 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
SEQUOIA CAPITAL FUND MANAGEMENT: 357,615 shares, of which 70,543 shares are directly owned by SCFP and 287,072 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.
SC US (TTGP): 22,655,309 shares, of which 17,721,916 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII, 60,000 shares are directly owned by SC US/E EXPANSION FUND I, 1,077,911 shares are directly owned by SC U.S. GROWTH IX MANAGEMENT, 1,971,015 shares are directly owned by SC US/E GROWTH X MANAGEMENT, 1,466,852 shares are directly owned by SC EXPANSION FUND II MGMT, 70,543 shares are directly owned by SCFP, and 287,072 shares are directly owned by SCF. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. The general partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. The general partner of SC U.S. GROWTH IX MANAGEMENT, SC US/E GROWTH X MANAGEMENT, SC US/E EXPANSION FUND I MGMT, SC U.S. GROWTH VIII MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, and SC EXPANSION FUND II MGMT is SC US (TTGP).

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Signatures
- SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. ("SEQUOIA CAPITAL U.S. GROWTH FUND VIII"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P. ("SC US/E EXPANSION FUND I"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC U.S. GROWTH IX MANAGEMENT, L.P. ("SC U.S. GROWTH IX MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC US/E GROWTH FUND X MANAGEMENT, L.P. ("SC US/E GROWTH X MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC EXPANSION FUND II MANAGEMENT, L.P. ("SC EXPANSION FUND II MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL FUND PARALLEL, LLC ("SCFP"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL FUND, L.P. ("SCF"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC US/E EXPANSION FUND I MANAGEMENT, L.P. ("SC US/E EXPANSION FUND I MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC U.S. GROWTH VIII MANAGEMENT, L.P. ("SC U.S. GROWTH VIII MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL FUND MANAGEMENT, L.P. ("SEQUOIA CAPITAL FUND MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC US (TTGP), LTD. ("SC US (TTGP)"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)